                                                                  EXHIBIT 19-(2)

                    ASSIGNMENT, BILL OF SALE AND CONVEYANCE


STATE OF TEXAS                   (S)
                                 (S)
COUNTY OF LOVING                 (S)


     For a valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TAG OPERATING COMPANY, INC., a Texas corporation whose address is 11000 Richmond Ave, Suite 360, Houston, Texas 77042 ("Assignor"), hereby GRANTS, SELLS, ASSIGNS and CONVEYS to AMERAC ENERGY CORPORATION, a Delaware corporation, whose address is 700 Louisiana, Suite 3330, Houston, Texas 77002-2730 ("Assignee"), effective as of the "Effective Date" defined hereinafter, all of the following:

     A. The undivided leasehold interests specified on Exhibit "A" attached hereto in and to the oil, gas and mineral leases also more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes (collectively the "Leases'), together with any and all other rights, titles, and interests of Assignor in and to the Leases and any and all other leases now or hereafter unitized, pooled or otherwise combined, whether by statute, order, agreement, declaration or otherwise, with the Leases (collectively, the "Subject Interests"); and

     B. The undivided interests specified on Exhibit "B" attached hereto, together with all other rights, titles and interests of Assignor, in and to all oil and gas wells located on the Subject Interests, together with all oil, gas, and other hydrocarbons produced therefrom or allocated thereto, as well as all of Assignor's rights, titles and interests in and to all other lease and well equipment, gathering and delivery pipelines, machinery, fixtures and other items of personal property and improvements of every character situated on each of the Subject Interests and used or held for use in connection with operations on the Subject Interests or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto (including without limitation, the gathering and delivery pipelines and associated compressors and equipment from those wells described on Exhibit "B" attached hereto and made a part hereof for all purposes to the point of delivery to the system of the first purchaser of the production from such wells) (collectively the "Equipment"); and

     C. All of Assignor's rights, titles and interests in and to any and all surface leases, easements, rights-of-way, permits, licenses, franchises and any other agreements or contract rights of whatsoever character relating to the operation of each of the Subject Interests and to the processing and marketing of production therefrom, including, without limitation, all rights, titles, interests and benefits in any and all (1) operating agreements, unitization agreements, pooling agreements, orders and rulings of applicable regulatory agencies, and
(2) oil and/or gas sales, processing, marketing and transportation contracts (collectively "Contracts"); all of the foregoing, together with all appurtenances and additions thereto, and any and all reversionary and carried interests therein, being herein collectively called the "Subject Properties".

     This Assignment and Conveyance is made by Assignors and accepted by Assignees subject to the following terms and provisions:

     1. This Assignment and Conveyance is made subject to the terms, conditions, representations, warranties, covenants and other provisions of, and Assignors and Assignee agree to be bound by: (i) all valid and subsisting Leases identified on Exhibit "A", and (ii) those contracts affecting the Leases as identified on Exhibit "A".

     2. Assignee shall be entitled to receive all oil, gas and other minerals which may be produced and saved from the Subject Properties (or which may be allocable to the Subject Properties by virtue of any applicable pooling and unitization agreements or orders) from and after the Effective Date (as hereinafter defined) and which are attributable to the interests herein assigned and conveyed to Assignee. Assignee shall be responsible for all costs incurred on the Subject Properties after the Effective Date hereof.

     3. Assignor hereby covenants with Assignee, and its successors and assigns, that Assignor will warrant and forever defend title to the Subject Properties against the lawful claims and demands of every person claiming or to claim the same or any part thereof, by, through, or under Assignor, but not otherwise; provided however, this instrument is made with full substitution and subrogation of Assignee in and to all covenants and warranties heretofore given or made with respect to the rights, properties and assets conveyed and transferred hereby, or any part thereof.

     4. Assignor further warrants that Assignor is current with respect to all payments and disbursements owed to vendors, contractors, subcontractors, royalty owners, and other parties to whom Assignor has a duty to pay or disburse in connection with operations conducted on or related to, and production occurring from or attributable to, the Subject Properties prior to the Effective Date. Assignor agrees to indemnify and hold harmless Assignee from and against any and all claims, demands, actions, losses, damages, liabilities, costs, and obligations caused by, arising out of, or resulting from Assignor's failure to make any payment or disbursement owed to any vendor, contractor, subcontractor, royalty owner, or other party to whom Assignor has a duty to pay or disburse with respect to operations conducted on or related to, or production occurring from or attributable to, the Subject Properties prior to the Effective Date.

     This Assignment and Conveyance is executed this 8th day of May 1995, but shall be effective for all purposes (including ownership of all production attributable to the interests in the Subject Properties conveyed hereby) as of 7:00 a.m., Central Standard Time, on March 1, 1995 (the "Effective Date").

                                 ASSIGNOR:
                                 TAG OPERATING COMPANY, INC.



                                 By:___________________________
                                    Theodore N. Snyder
                                    President


                                 ASSIGNEE:
                                 AMERAC ENERGY CORPORATION



                                 By:___________________________
                                    Jeffrey B. Robinson
                                    President

STATE OF TEXAS           (S)
COUNTY OF HARRIS         (S)

     This instrument was acknowledged before me this _____ day of May, 1995, by Theodore N. Snyder, President of TAG Operating Company, Inc., a Texas corporation, on behalf of said corporation.



                                 -------------------------------------------
                                 Notary Public in and for the State of Texas



STATE OF TEXAS           (S)
COUNTY OF HARRIS         (S)

     This instrument was acknowledged before me this ____ day of May, 1995, by Jeffrey B. Robinson, President of Amerac Energy Corporation, a Delaware corporation, on behalf of said corporation.



                                 -------------------------------------------
                                 Notary Public in and for the State of Texas

                                  EXHIBIT "A"



Attached to and made a part of Assignment, Bill of Sale and Conveyance effective March 1, 1995, from TAG Operating Company, Inc. to Amerac Energy Corporation

                               Recorded
Lessor               Date   Volume    Page
------------------  ------  ------  --------

June Leland         7/2/81      61       786

June Leland         7/2/81      61       790

Myrtle B. Ahearn    7/2/81      61       794

Myrtle B. Ahearn    7/2/81      61       798


Insofar and only insofar as said leases cover rights from the surface to the stratigraphic equivalent of the base of the Cherry Canyon Formation.

Working Interest:   100%
Net Revenue Interest:  75%


Related Contracts
-----------------

Saltwater Disposal Agreement dated effective March 1, 1995, by and between June Leland, and TAG Operating Company, Inc.

                                  EXHIBIT "B"



Attached to and made a part of Assignment, Bill of Sale and Conveyance effective March 1, 1995, from TAG Operating Company, Inc. to Amerac Energy Corporation

                        Working   Net Revenue
Well Name              Interest     Interest
---------------       ---------  ------------

Ahearn #1               100%         75%

Ahearn "B" #2           100%         75%

Leland #1               100%         75%

Leland "B" #3           100%         75%

Leland "B" #2 (SWD)     100%